EIGHTH AMENDMENT TO THE

THE RBB FUND TRUST

FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT, effective as of the last date in the signature block, to the Fund Administration Servicing Agreement, dated as of October 22, 2015 as amended (the “Agreement”), is entered into by and between THE RBB FUND TRUST (f/k/a PENN Capital Funds Trust), a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC d/b/a/U.S. Bank Global Fund Services, a Wisconsin limited liability company (“Fund Services”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to update the list of funds on Exhibit A to the Agreement to include Element EV & Solar Battery Materials Futures Cayman Fund, Ltd.; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit A is hereby superseded and replaced with Exhibit A attached hereto.

2.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the last date on the signature block.

THE RBB FUND TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ James G. Shaw	By:	/s/ Jason Hadler
Name:	James G. Shaw	Name:	Jason Hadler
Title:	CFO/COO & Secretary	Title:	Sr. Vice President
Date:	12/28/2022	Date:	12/28/2022

EXHIBIT A to the Fund Administration Servicing Agreement

Separate Series of The RBB Fund Trust

Name of Series

Penn Capital Floating Rate Income Fund

Penn Capital Mid Cap Core Fund
Penn Capital Opportunistic High Income Fund
Penn Capital Short Duration High Income Fund
Penn Capital Special Situations Small Cap Equity Fund
Element EV & Solar Battery Materials (Lithium, Nickel, Copper, Cobalt) Futures ETF
Element EV & Solar Battery Materials Futures Cayman Fund, Ltd.
P/E Global Enhanced International Fund
Evermore Global Value Fund

Torray Fund